Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279958

PROSPECTUS SUPPLEMENT NO. 23

(to Prospectus dated October 4, 2024)

MSP RECOVERY, INC.

398,257 Shares of Class A Common Stock

This prospectus supplement no. 23 amends and supplements the prospectus dated October 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-279958). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 398,257 shares of our Class A Common Stock, par value $0.0001 per share, including: (i) up to 200,000 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023; (ii) 20,000 shares of our Class A Common Stock issued to Virage Recovery Participation LP (“VRP”) and up to 100,000 shares of our Class A Common Stock issuable upon exercise of a warrant issued to VRP (the “VRP Warrant”), in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company; and (iii) 78,257 shares of our Class A Common Stock issued to Palantir Technologies, Inc. (“Palantir”) as consideration for certain products and services rendered by Palantir. As the exercise price of the VRM Warrants and the VRP Warrant is only $0.0001 per share, should the VRM Warrants or the VRP Warrant be exercised, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On August 15, 2025, the closing price of Common Stock was $0.60 per share, the closing price of our Public Warrants was $0.018 per warrant and the closing price of our New Warrants was $0.0025 per warrant.

Effective at 11:59 PM EDT on November 15, 2024, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-25 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 23 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 18, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2025

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	MSPR	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $7,187.50 per share	MSPRW	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $0.0625 per share	MSPRZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 18, 2025, MSP Recovery, Inc. (the “Company”) held a Special Meeting of its Stockholders (the “Special Meeting”) pursuant to the Proxy Statement filed with the Securities and Exchange Commission on July 24, 2025 (“Proxy Statement”) and mailed on or about July 24, 2025 to the Company’s stockholders of record at the close of business on July 11, 2025 (the “Record Date”).

Stockholders holding 6,875,550 shares of the Company’s Common Stock (approximately 74.74%) were present at the Special Meeting virtually or by proxy. Each such stockholder was entitled to one vote for each share of common stock held by such stockholder on the Record Date, and the holders of the Company’s common stock voted together for the election of directors and the other proposals presented to them at the Special Meeting.

As more fully described in the Proxy Statement, the following matters were submitted to the Company’s stockholders at the Special Meeting: (i) to approve an amendment to our Second Amended and Restated Certificate of Incorporation (the “Charter”) effecting a reverse stock split of our common stock at a ratio between 1-for-2 and 1-for-7, which reverse stock split ratios will be chosen at the discretion of our Board of Directors, and the remainder of which reverse stock split ratios will be abandoned; and (ii) to approve, for the purpose of compliance with Nasdaq Listing Rule 5635(d), the issuance of shares of the Company’s Class A Common Stock, par value $0.0001 per share, to Virage Recovery Master LP upon exercise of the VRM Warrants (as defined in the Proxy Statement).

See “GENERAL INFORMATION” in the Proxy Statement for the standards applicable in the Special Meeting.

Results of the two proposals:

Proposal No. 1: Stockholders approved an amendment to our Charter effecting a reverse stock split of our common stock at a ratio between 1-for-2 and 1-for-7, which reverse stock split ratios will be chosen at the discretion of our Board of Directors, and the remainder of which reverse stock split ratios will be abandoned:

For	Against	Abstain	Broker Non Vote
6,640,800	231,939	2,811	0

Proposal No. 2: Stockholders approved, for the purpose of compliance with Nasdaq Listing Rule 5635(d), the issuance of shares of the Company’s Class A Common Stock, par value $0.0001 per share, to Virage Recovery Master LP upon exercise of the VRM Warrants (as defined in the Proxy Statement):

For	Against	Abstain	Broker Non Vote
5,082,916	143,965	4,810	1,643,859

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).
(di)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: August 18, 2025

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel